                                                                       EXHIBIT 5




                                 July 12, 2001


Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan  48326


Ladies and Gentlemen:

         We have served as counsel to Champion Enterprises, Inc. (the "Company") in connection with the preparation of the Registration Statement (Form S-3) to be filed by the Company on July 12, 2001, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the offering of 2,425,373 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock") by certain selling shareholders. The shares included in the registration statement may be issued form time to time upon conversion of the Company's Convertible Promissory Notes.

         We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that the Common Stock, when issued in the manner described in the Registration Statement and in the Convertible Promissory Notes upon conversion of the Convertible Promissory Notes, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,

                                    DYKEMA GOSSETT PLLC

                                    /s/ D. RICHARD MCDONALD

                                    D. Richard McDonald